AMENDMENT TO EMPLOYMENT AND
NON-SOLICITATION AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Amendment”), dated this 28th day of January, 2013, is entered into by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and Steven E. Cochran, a Georgia resident (“Executive”).

WHEREAS, Executive and the Company entered into an Employment and Non-Solicitation Agreement, dated December 31, 2012 (“Agreement”), providing for the terms of Executive's employment with the Company; and

WHEREAS, Executive and the Company desire to make certain amendments to the Agreement in connection with Executive's promotion to the position of President and Chief Operating Officer with the Company, including but not limited to increasing Executive's base salary; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    The second paragraph of Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

Executive's initial job title will be President and Chief Operating Officer of the Company             and his duties     will be those as are designated by the Chairman and Chief Executive Officer         of the Company.

2.    Section 2(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services a Base Salary of not less than $410,000 ("Base Salary"). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Chairman and Chief Executive Officer, which may require the approval of the Compensation Committee of the Company's Board of Directors.
3.    Section 7 of the Agreement is hereby amended and restated in its entirety as follows:

Non-Competition. Executive agrees that during the Term and for a period of twelve months from the date of the termination of Executive's employment with the Company pursuant to Sections 4(b), 4(c), 4(d), 4(e) or 6 herein or for any other reason that results in the Executive being entitled to the benefits described in Section 5 or Section 6, he will not, directly or indirectly, compete with the Company by providing to any company that is in a “Competing Business” services substantially similar to the services provided by Executive at the time of termination.  Competing Business shall be defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States of America (the “Restricted Territory”), and Executive's employment function or affiliation is directly or indirectly in such business of activewear apparel manufacturing or marketing.
Except as otherwise provided in this Amendment, the Agreement will continue as provided therein for the remaining term of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

DELTA APPAREL, INC.

/s/     Martha M. Watson

Name: Martha M. Watson

Title: Vice President and Chief Human Resources Officer

“Executive”

/s/     Steven E. Cochran

Name: Steven E. Cochran

Title: President and Chief Operating Officer